F.N.B. Corporation Reports Second Quarter 2021 Earnings
Earnings per common share totals $0.31 and tangible book value builds to $8.20

PITTSBURGH, PA – July 19, 2021 – F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2021 with net income available to common stockholders of $99.4 million, or $0.31 per diluted common share. Comparatively, second quarter of 2020 net income available to common stockholders totaled $81.6 million, or $0.25 per diluted common share, and first quarter of 2021 net income available to common stockholders totaled $91.2 million, or $0.28 per diluted common share. On an operating basis, the second quarter of 2021 earnings per diluted common share (non-GAAP) was also $0.31, excluding $2.6 million of significant items. On an operating basis, the second quarter of 2020 was $0.26, excluding $0.01 for significant items, and the first quarter of 2021 was $0.28.

“F.N.B. Corporation delivered solid fundamental performance resulting in record operating net income available to common stockholders of $101 million, or $0.31 per share, an increase of $18.0 million, or 22%, compared to the year-ago quarter," said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. "Total revenue increased to $308 million as customer activity accelerated across our footprint, highlighted by strong sequential total loan growth of 9% excluding PPP. During the quarter, our business continued to benefit from strengthening economic conditions and a corresponding reduction in provision expense. The second quarter results were also supported by continued expense discipline, reflecting a $5 million, or 3% linked-quarter, decrease in operating expenses, as well as diversified revenue sources with strong contributions from record wealth management revenues, as well as solid contributions from mortgage banking, capital markets, insurance and SBA lending. Our financial results were highlighted by a return on tangible common equity of 16% and tangible book value per share growth of $0.19, or 2%, to $8.20. As we head into the second half of 2021, we are extremely well-positioned to benefit from increased customer activity and are excited about the significant long-term growth opportunities.”

Second Quarter 2021 Highlights
(All comparisons refer to the second quarter of 2020, except as noted)
•On an operating basis, net income available to common stockholders increased $18.3 million, or 22.0%, to a record $101.5 million as total revenue increased $2.1 million, or 0.7%.
•Net interest income remained stable at $227.9 million as an improved funding mix offset lower yields on earnings asset.
•Non-interest income of $79.8 million increased $2.1 million, or 2.8%, due to record wealth management revenue, higher service charges driven by increased customer activity and increased SBA premium income, partially offset by lower contributions from mortgage banking and capital markets given changes in market conditions for each of those business units in the second quarter of 2021.
•The annualized net charge-offs to total average loans ratio was 0.06%, compared to 0.13%, with favorable asset quality trends across the loan portfolios. The provision for credit losses was a net benefit of $1.1 million for the second quarter, compared to an expense of $5.9 million in the first quarter of 2021 and $30.2 million in the second quarter of 2020.
•On a linked-quarter basis, operating pre-provision net revenue increased $6.9 million, or 5.7%, due to the decrease in non-interest expenses of $5.0 million, or 2.7%, paired with growth in revenue of $1.9 million, or 0.6%, led by higher net interest income.

•Total average loans decreased $205 million, or 0.8%, reflecting commercial loan growth of $431 million, or 2.5%, offset by a $636 million, or 7.4%, decrease in average consumer loans, primarily attributable to the sale of $0.5 billion in indirect auto loans in November 2020. Paycheck Protection Program (PPP) loans totaled $1.6 billion at June 30, 2021, reflecting $2.0 billion in SBA loan forgiveness processed to date. On a linked-quarter basis, period-end loan balances, excluding PPP, increased $515 million, or 9.0% annualized.
•Total average deposits grew $3.2 billion, or 11.9%, led by increases in average non-interest-bearing deposits of $1.9 billion, or 23.5%, and average interest-bearing demand deposits of $1.9 billion, or 16.1%, partially offset by a decrease in average time deposits of $1.1 billion, or 25.9%. Average deposit growth reflected inflows from the PPP and government stimulus activities, in addition to organic growth in new and existing customer relationships, as well as current customer preferences to maintain larger balances in their deposit accounts than before the pandemic.
•Common Equity Tier 1 (CET1) regulatory capital ratio increased to 10.0% (estimated), up from 9.4% at June 30, 2020, and stable to 10.0% at March 31, 2021. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.19, or 2.4%, to $8.20, reflecting FNB's continued strategy to build tangible book value per share while optimizing capital deployment. No shares were repurchased during the second quarter of 2021.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) decreased 5 basis points to 2.70% as earning asset yields declined 9 basis points and the cost of funds decreased 6 basis points. The yield on total loans and leases was unchanged at 3.51%, while the impact of higher cash balances decreased the investment portfolio yield by 23 basis points. The cost of funds decrease was led by the cost of interest-bearing deposits improving 7 basis points.
•The effective tax rate was 19.7%, compared to 16.0% in the second quarter of 2020 due to the benefits from renewable energy investment tax credits recognized in the year-ago quarter.
•The efficiency ratio (non-GAAP) equaled 56.8%, compared to 53.7%.
•PPP originations totaled $3.6 billion since program inception in the second quarter of 2020 (as of June 30, 2021, PPP loans totaled $1.6 billion).

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	2Q21	1Q21	2Q20
Reported results
Net income available to common stockholders (millions)	$99.4	$91.2	$81.6
Net income per diluted common share	0.31	0.28	0.25
Book value per common share (period-end)	15.43	15.27	14.82
Pre-provision net revenue (reported) (millions)	125.1	120.9	129.7
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$101.5	$91.2	$83.2
Operating net income per diluted common share	0.31	0.28	0.26
Tangible common equity to tangible assets (period-end)	7.26%	7.06%	6.97%
Tangible book value per common share (period-end)	$8.20	$8.01	$7.63
Pre-provision net revenue (operating) (millions)	$127.8	$120.9	$135.7
Average diluted common shares outstanding (thousands)	323,328	324,745	325,153
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$—	$—	$(2.0)
After-tax impact of COVID-19 expense	—	—	(1.6)
Pre-tax branch consolidation costs	(2.6)	—	—
After-tax impact of branch consolidation costs	(2.1)	—	—
Total significant items pre-tax	$(2.6)	$—	$(2.0)
Total significant items after-tax	$(2.1)	$—	$(1.6)

Year-to-Date Results Summary	2021	2020
Reported results
Net income available to common stockholders (millions)	$190.6	$127.0
Net income per diluted common share	0.59	0.39
Pre-provision net revenue (reported) (millions)	246.0	235.9
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$192.7	$136.7
Operating net income per diluted common share	0.59	0.42
Pre-provision net revenue (operating) (millions)	248.7	252.2
Average diluted common shares outstanding (thousands)	324,028	325,716
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$—	$(4.0)
After-tax impact of COVID-19 expense	—	(3.1)
Pre-tax branch consolidation costs	(2.6)	(8.3)
After-tax impact of branch consolidation costs	(2.1)	(6.5)
Total significant items pre-tax	$(2.6)	$(12.3)
Total significant items after-tax	$(2.1)	$(9.6)
(1) Favorable (unfavorable) impact on earnings.

Second Quarter 2021 Results – Comparison to Prior-Year Quarter
Net interest income totaled $227.9 million, which is stable compared to $228.0 million, as total average earning assets increased $2.0 billion, or 6.2%, which included $3.6 billion of PPP loan originations since program inception in the second quarter of 2020, $2.0 billion in total PPP forgiveness and a $2.1 billion increase in average cash balances largely due to the continued impact from government stimulus and deposits from PPP fundings. The growth in average earning assets was offset by the repricing impact on earning asset yields from lower interest rates, partially mitigated by the improved funding mix with reductions in higher-cost borrowings and reductions in the cost of interest-bearing deposits.

The net interest margin (FTE) (non-GAAP) declined 18 basis points to 2.70%, as earning asset yields decreased 54 basis points, primarily reflecting the impact of significant reductions in the short-term benchmark interest rates on variable-rate loans, significantly lower yields on investment securities and the effect of higher average cash balances on the mix of earning assets. Partially offsetting the lower earning asset yields, the total cost of funds improved 37 basis points to 0.30%, due to a 48 basis point reduction in interest-bearing deposit costs and an improved funding mix.

Average loans totaled $25.4 billion, a decrease of $204.8 million, or 0.8%, primarily due to the sale of $0.5 billion of indirect auto installment loans in November 2020. Commercial loans increased $431.1 million, or 2.5%, including $333.1 million, or 5.0%, growth in commercial and industrial loans and $79.8 million, or 0.8%, growth in commercial real estate balances. Commercial origination activity was led by growth in the Pittsburgh, Mid-Atlantic (Washington D.C., northern Virginia and Maryland markets), Cleveland, Raleigh, and South Carolina regions. Average consumer loans decreased $636.1 million, or 7.4%, reflecting the previously mentioned indirect auto loan sale.

Average deposits totaled $30.5 billion with growth in average non-interest-bearing demand deposits of $1.9 billion, or 23.5%, and average interest-bearing demand deposits of $1.9 billion, or 16.1%. The growth in average deposits reflected inflows from the PPP and government stimulus activities, in addition to organic growth in new and existing customer relationships, as well as recent customer preferences to maintain larger deposit account balances than before the pandemic. The loan-to-deposit ratio was 82.4% at June 30, 2021, compared to 92.1% at June 30, 2020, as deposit growth outpaced loan growth.

Additionally, the funding mix continued to improve with non-interest-bearing deposits totaling 33% of total deposits, compared to 30% as of June 30, 2020.

Non-interest income totaled $79.8 million, an increase of $2.1 million, or 2.8%, compared to the second quarter of 2020 as FNB continued to generate broad-based contributions across our fee-based businesses. Service charges increased $5.8 million, or 24.2%, as the year-ago quarter reflected reduced customer activity at the beginning of the pandemic. Wealth management revenues increased $3.9 million, or 35.2%, as securities commissions and fees increased $2.0 million, or 52.7%, due to strong activity levels across the footprint, and trust income increased $1.9 million, or 26.3%, through a combination of strong organic sales activity and favorable market conditions as assets under management increased significantly. Mortgage banking operations income decreased $9.1 million as the gain-on-sale margins tightened meaningfully in the second quarter of 2021 and mortgage held-for-sale pipelines declined from record levels, however sold production levels remained solid. Capital markets revenue decreased $5.5 million, or 44.0%, due to lower customer swap activity compared to the record levels in the beginning of 2020 given heightened volatility in interest rates.

Non-interest expense totaled $182.5 million, increasing $6.6 million, or 3.7%. On an operating basis, non-interest expense of $179.9 million increased $5.9 million, or 3.4%, compared to the second quarter of 2020, excluding $2.6 million of branch consolidation costs in the second quarter of 2021 and $2.0 million of COVID-19 expenses in the second quarter of 2020. On an operating basis, salaries and employee benefits increased $8.6 million, or 9.3%, primarily due to normal merit increases and an increase in production-related commissions. Occupancy and equipment, on an operating basis, increased $2.3 million, or 7.8%, reflecting continued investment in both the physical and digital channels. In the year-ago quarter, the Company also recognized an impairment of $4.1 million from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the year-ago quarter as a benefit to income taxes. The efficiency ratio (non-GAAP) equaled 56.8%, compared to 53.7%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO decreased 18 basis points to 0.57%. Compared to 0.92% at June 30, 2020, total delinquency decreased 17 basis points to 0.75%, reflecting positive asset quality trends across the portfolio. Excluding PPP loans at June 30, 2021, total delinquency decreased 22 basis points to 0.80%.

Due to improved credit trends in our portfolio, the provision for credit losses was a net benefit of $1.1 million for the second quarter of 2021, compared to an expense of $30.2 million in the second quarter of 2020 with the year-ago quarter level primarily attributable to COVID-19 related impacts on macroeconomic forecasts used in the allowance for credit losses (ACL) model. Net charge-offs were $3.8 million, or 0.06%, annualized of total average loans for the second quarter of 2021, compared to $8.5 million, or 0.13%, in the second quarter of 2020. The ratio of the ACL to total loans and leases increased 2 basis points to 1.42%. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.51% and 1.54% at June 30, 2021 and June 30, 2020, respectively, directionally consistent with improved credit metrics.

The effective tax rate was 19.7%, compared to 16.0% in the second quarter of 2020 due to the benefits from renewable energy investment tax credits recognized in the year-ago quarter.

The CET1 regulatory capital ratio increased to 10.0% (estimated), compared to 9.4% at June 30, 2020. The tangible book value per common share (non-GAAP) increased to $8.20 at June 30, 2021, an increase of $0.57, or 7.5%, from $7.63 at June 30, 2020.

Second Quarter 2021 Results – Comparison to Prior Quarter
Net interest income totaled $227.9 million, an increase of $4.9 million, or 2.2%, from the prior quarter total of $222.9 million primarily due to additional PPP contributions, a more favorable balance sheet mix, and our continued focus on reducing deposit costs in the lower interest rate environment, as well as a more favorable funding mix, as evidenced by our total cost of interest-bearing liabilities declining 7 basis points. The resulting net interest margin (FTE) (non-GAAP) decreased 5 basis points to 2.70% reflecting decreased benefit from acquired loan discount accretion of 3 basis points and higher average cash balances that reduced the net interest margin 7 basis points, partially offset by a higher PPP contribution of 3 basis points.

Total average earning assets increased $1.0 billion, or 2.9%. The total yield on earning assets declined 9 basis points to 3.00%, reflecting investment securities purchased in a lower rate environment, lower yields on variable-rate loan originations and a $0.7 billion increase in average cash balances. The total cost of funds decreased 6 basis points to 0.30% from 0.36%, as costs on interest-bearing deposits improved 7 basis points to 0.24%.

Average loans totaled $25.4 billion as average commercial loans decreased $116.2 million and average consumer loans increased $60 million compared to the first quarter of 2021. Average commercial loans included growth of $164.6 million, or 1.7%, in commercial real estate offset by a decrease of $298.0 million, or 4.1%, in commercial and industrial loans, primarily due to lower average PPP balances as forgiveness accelerated during the second quarter. Excluding PPP, period-end loan balances increased $515 million, or 9.1% annualized, including growth of $210 million in commercial loans and $306 million in consumer loans. Commercial origination activity was led by the Pittsburgh and Carolina regions. Consumer loan growth reflected direct installment average balances increasing $56.4 million, or 2.8%, and residential mortgages increasing $25.2 million, or 0.8%, partially offset by a $28.9 million, or 2.2%, decline in consumer lines of credit.

Average deposits totaled $30.5 billion, increasing $1.1 billion, or 3.9%, driven by an increase in non-interest-bearing deposits of $0.8 billion, or 9.2%, and interest-bearing demand deposits of $0.4 billion, or 3.3%. This growth benefited from the continued government stimulus and deposits from PPP loan fundings, partially offset by a managed decline in time deposits of $0.3 billion, or 7.3%. The loan-to-deposit ratio was 82.4% at June 30, 2021, compared to 84.1% at March 31, 2021.

Non-interest income totaled $79.8 million, decreasing $3.0 million, or 3.7%, from record non-interest income levels in the prior quarter. Mortgage banking operations income decreased $8.3 million, or 52.8%, as gain-on-sale margins tightened meaningfully in the second quarter of 2021, mortgage held-for-sale pipelines declined from significantly elevated levels and the benefit from mortgage servicing rights impairment valuation recovery was $0.3 million compared to $2.5 million last quarter. Mortgage sold production remained stable with prior quarter levels. Service charges increased $1.9 million, or 6.8%, reflecting higher customer activity volumes, and bank owned life insurance income increased $1.8 million primarily due to life insurance claims. Wealth management revenues of $15.0 million reflected record levels for the quarter. Included in other non-interest income was a $1.2 million increase in SBA premium income compared to the prior quarter reflecting higher market premiums and higher volumes.

Non-interest expense totaled $182.5 million, a decrease of $2.4 million, or 1.3%. On an operating basis, non-interest expense decreased $5.0 million, or 2.7%, compared to the prior quarter, excluding $2.6 million of branch consolidation costs in the second quarter of 2021. On an operating basis, salaries and employee benefits decreased $5.3 million, or 4.9%, primarily related to $5.6 million in normal seasonal long-term stock compensation in the first quarter of 2021 while production-related commissions increased by $2.8 million. On an operating basis, occupancy and equipment decreased $1.9 million, or 5.6%, due primarily to lower seasonal utilities costs. Outside services expenses increased $1.8 million, or 10.4%, due to increases from third-party technology providers, legal costs and other consulting engagements. The efficiency ratio (non-GAAP) equaled 56.8%, compared to 58.7%.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO decreased 11 basis points to 0.57%. Total delinquency decreased 5 basis points to 0.75%, compared to 0.80% at

March 31, 2021. Excluding PPP, total delinquency decreased 9 basis points to 0.80%, reflecting favorable asset quality trends across the portfolio.

The provision for credit losses was a net benefit of $1.1 million for the second quarter, compared to an expense of $5.9 million in the first quarter of 2021 with continued improvement in the underlying portfolio credit trends including a 15% decline in classified assets. Net charge-offs totaled $3.8 million, or 0.06% annualized of total average loans and leases, compared to $7.1 million, or 0.11% annualized. The ratio of the ACL to total loans and leases remained unchanged at 1.42% for June 30, 2021 and March 31, 2021. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio decreased 6 basis points to 1.51%, compared to 1.57%, directionally consistent with improved credit metrics.

The effective tax rate was 19.7%, compared to 18.9% in the first quarter of 2021.

The CET1 regulatory capital ratio is stable at 10.0% (estimated) from March 31, 2021. Tangible book value per common share (non-GAAP) was $8.20 at June 30, 2021, an increase of $0.19 per share from March 31, 2021.

June 30, 2021 Year-To-Date Results - Comparison to Prior Year-To-Date Period

Net interest income totaled $450.8 million, decreasing $9.8 million, or 2.1%, as the low interest rate environment impacted earning asset yields. The net interest margin (FTE) (non-GAAP) contracted 29 basis points to 2.72%, reflecting higher average cash balances that reduced the net interest margin 17 basis points, partially offset by increased PPP contribution of 11 basis points and increased benefit from acquired loan discount accretion of 7 basis points. The yield on earning assets decreased 78 basis points to 3.04%, while the cost of funds improved 50 basis points to 0.33%, primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment and strong growth in non-interest-bearing deposits.

Average loans totaled $25.4 billion, an increase of $869.3 million, or 3.5%, due to the net benefit from PPP loans and solid origination activity across the footprint. Growth in average commercial loans totaled $1.5 billion, or 9.7%, including growth of $0.9 billion, or 13.8%, in commercial and industrial loans and $0.6 billion, or 6.6%, in commercial real estate. Commercial growth was led by healthy commercial activity in the Pittsburgh, Mid-Atlantic, Cleveland and South Carolina regions. Total average consumer loans decreased $674 million, or 7.9%, with an increase in direct installment balances of $158 million, or 8.4%, offset by decreases in indirect installment loans of $639 million, or 34.6%, due to the sale of $0.5 billion of indirect auto installment loans in November 2020, as well as decreases in consumer lines of credit of $132 million, or 9.3%, and residential mortgage loans of $61 million, or 1.8%.

Average deposits totaled $29.9 billion, increasing $4.0 billion, or 15.4%, led by average growth of $2.1 billion, or 18.5%, in interest-bearing demand deposits and $2.4 billion, or 33.5%, in non-interest-bearing deposits driven by deposits from additional PPP funding and government stimulus activities, as well as solid organic growth in customer relationships.

Non-interest income totaled $162.6 million, increasing $16.4 million, or 11.2%, primarily attributable to increased contributions from mortgage banking and our wealth management businesses. Mortgage banking income increased $7.6 million, or 49.2%, as sold production levels increased 40%. Wealth management revenues increased $6.1 million, or 25.9%, as securities commissions and trust income increased 37% and 20%, respectively, through contributions across the geographic footprint and positive market impacts on assets under management. Capital markets decreased $8.9 million, or 37.7%, due to lower customer swap activity compared to the record levels in the beginning of 2020 given heightened volatility in interest rates. Other non-interest income increased $9.3 million reflecting higher contributions from SBA loan sale volumes and improved SBIC fund performance.

Non-interest expense totaled $367.4 million, decreasing $3.5 million, or 0.9%. Excluding significant items totaling $2.6 million in 2021 and $12.2 million in 2020, operating non-interest expense increased $6.1 million, or 1.7%. This increase was attributable to higher salaries and employee benefits expense of $13.3 million, or 6.8%, on an operating basis related to normal merit increases and higher production-related commissions and incentives. On an operating basis, occupancy and equipment increased $5.1 million, or 8.7%, due to continued investment in both the physical and digital channels. This was offset by an $11.0 million decrease in other non-interest expenses that included the previously mentioned renewable energy investment tax credit of $4.1 million in the year-ago quarter, as well as other lower miscellaneous expenses. The efficiency ratio (non-GAAP) equaled 57.8%, compared to 56.4% in 2020.

The provision for credit losses was $4.8 million, compared to $78.0 million, with the prior year levels primarily attributable to COVID-19 related impacts on macroeconomic forecasts used in the ACL model. Net charge-offs totaled $11.0 million, or 0.09% of total average loans, compared to $14.2 million, or 0.12%, in 2020, reflecting COVID-19 impacts on certain segments of the loan portfolio.

The effective tax rate was 19.3% for 2021, compared to 17.0% in 2020, due to the benefits from renewable energy investment tax credits recognized in 2020.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes charges such as branch consolidation costs and COVID-19 expenses are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. The COVID-19 expenses represent special Company initiatives to support our employees and the communities we serve during an unprecedented time of a pandemic.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2021 and 2020 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the ongoing COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

◦Changes resulting from a new U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves, and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in a deterioration and disruption of the financial markets and national and local economic conditions, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, a prolonged recovery of the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result, the COVID-19 impact, including U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks F.N.B. may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2020 Annual Report on Form 10-K, our subsequent 2021 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2021 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the second quarter of 2021 on Monday, July 19, 2021. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, July 20, 2021, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10158168. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations" section under the "About Us" tab of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, July 27, 2021. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10158168. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $38 billion and nearly 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q21	2Q21	For the Six Months Ended June 30,		%
	2Q21	1Q21	2Q20	1Q21	2Q20	2021	2020	Var.
Interest Income
Loans and leases, including fees	$223,409	$221,382	$245,378	0.9	(9.0)	$444,791	$510,911	(12.9)
Securities:
Taxable	21,499	22,107	27,373	(2.8)	(21.5)	43,606	58,708	(25.7)
Tax-exempt	7,279	7,560	7,941	(3.7)	(8.3)	14,839	15,987	(7.2)
Other	659	423	154	55.8	327.9	1,082	1,380	(21.6)
Total Interest Income	252,846	251,472	280,846	0.5	(10.0)	504,318	586,986	(14.1)
Interest Expense
Deposits	12,165	15,245	34,466	(20.2)	(64.7)	27,410	83,933	(67.3)
Short-term borrowings	6,676	7,040	8,320	(5.2)	(19.8)	13,716	22,080	(37.9)
Long-term borrowings	6,134	6,264	10,099	(2.1)	(39.3)	12,398	20,381	(39.2)
Total Interest Expense	24,975	28,549	52,885	(12.5)	(52.8)	53,524	126,394	(57.7)
Net Interest Income	227,871	222,923	227,961	2.2	—	450,794	460,592	(2.1)
Provision for credit losses	(1,126)	5,911	30,177	(119.0)	(103.7)	4,785	78,015	(93.9)
Net Interest Income After Provision for Credit Losses	228,997	217,012	197,784	5.5	15.8	446,009	382,577	16.6
Non-Interest Income
Service charges	29,726	27,831	23,938	6.8	24.2	57,557	54,066	6.5
Trust services	9,282	9,083	7,350	2.2	26.3	18,365	15,312	19.9
Insurance commissions and fees	6,227	7,185	5,835	(13.3)	6.7	13,412	12,387	8.3
Securities commissions and fees	5,747	5,618	3,763	2.3	52.7	11,365	8,302	36.9
Capital markets income	7,012	7,712	12,515	(9.1)	(44.0)	14,724	23,628	(37.7)
Mortgage banking operations	7,422	15,733	16,550	(52.8)	(55.2)	23,155	15,517	49.2
Dividends on non-marketable equity securities	2,383	2,276	2,766	4.7	(13.8)	4,659	7,444	(37.4)
Bank owned life insurance	4,766	2,948	3,924	61.7	21.5	7,714	7,101	8.6
Net securities gains	87	41	97	112.2	(10.3)	128	150	(14.7)
Other	7,120	4,378	890	62.6	700.0	11,498	2,247	411.7
Total Non-Interest Income	79,772	82,805	77,628	(3.7)	2.8	162,577	146,154	11.2
Non-Interest Expense
Salaries and employee benefits	102,073	107,303	93,992	(4.9)	8.6	209,376	197,797	5.9
Net occupancy	16,296	16,163	13,594	0.8	19.9	32,459	35,042	(7.4)
Equipment	17,160	17,030	15,610	0.8	9.9	34,190	31,656	8.0
Amortization of intangibles	3,024	3,050	3,343	(0.9)	(9.5)	6,074	6,682	(9.1)
Outside services	18,695	16,929	17,000	10.4	10.0	35,624	33,896	5.1
FDIC insurance	4,208	4,844	5,371	(13.1)	(21.7)	9,052	10,926	(17.2)
Bank shares and franchise taxes	3,576	3,779	4,029	(5.4)	(11.2)	7,355	8,121	(9.4)
Other	17,468	15,764	22,993	10.8	(24.0)	33,232	46,704	(28.8)
Total Non-Interest Expense	182,500	184,862	175,932	(1.3)	3.7	367,362	370,824	(0.9)
Income Before Income Taxes	126,269	114,955	99,480	9.8	26.9	241,224	157,907	52.8
Income taxes	24,882	21,720	15,870	14.6	56.8	46,602	26,880	73.4
Net Income	101,387	93,235	83,610	8.7	21.3	194,622	131,027	48.5
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net Income Available to Common Stockholders	$99,377	$91,225	$81,600	8.9	21.8	$190,602	$127,007	50.1
Earnings per Common Share
Basic	$0.31	$0.28	$0.25	10.7	24.0	$0.60	$0.39	53.8
Diluted	0.31	0.28	0.25	10.7	24.0	0.59	0.39	51.3
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				2Q21	2Q21
	2Q21	1Q21	2Q20	1Q21	2Q20
Assets
Cash and due from banks	$394	$339	$398	16.2	(1.0)
Interest-bearing deposits with banks	2,550	2,329	533	9.5	378.4
Cash and Cash Equivalents	2,944	2,668	931	10.3	216.2
Securities available for sale	3,126	3,166	3,301	(1.3)	(5.3)
Securities held to maturity	3,135	3,043	3,050	3.0	2.8
Loans held for sale	177	185	108	(4.3)	63.9
Loans and leases, net of unearned income	25,111	25,532	26,162	(1.6)	(4.0)
Allowance for credit losses on loans and leases	(357)	(362)	(365)	(1.4)	(2.2)
Net Loans and Leases	24,754	25,170	25,797	(1.7)	(4.0)
Premises and equipment, net	343	330	332	3.9	3.3
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	48	51	61	(5.9)	(21.3)
Bank owned life insurance	549	549	547	—	0.4
Other assets	1,068	1,051	1,332	1.6	(19.8)
Total Assets	$38,406	$38,475	$37,721	(0.2)	1.8
Liabilities
Deposits:
Non-interest-bearing demand	$10,198	$9,935	$8,650	2.6	17.9
Interest-bearing demand	13,657	13,684	12,510	(0.2)	9.2
Savings	3,413	3,351	2,969	1.9	15.0
Certificates and other time deposits	3,201	3,384	4,266	(5.4)	(25.0)
Total Deposits	30,469	30,354	28,395	0.4	7.3
Short-term borrowings	1,650	1,687	2,411	(2.2)	(31.6)
Long-term borrowings	888	1,091	1,630	(18.6)	(45.5)
Other liabilities	362	369	388	(1.9)	(6.7)
Total Liabilities	33,369	33,501	32,824	(0.4)	1.7
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,101	4,099	4,081	—	0.5
Retained earnings	981	921	796	6.5	23.2
Accumulated other comprehensive loss	(46)	(51)	(35)	(9.8)	31.4
Treasury stock	(109)	(105)	(55)	3.8	98.2
Total Stockholders' Equity	5,037	4,974	4,897	1.3	2.9
Total Liabilities and Stockholders' Equity	$38,406	$38,475	$37,721	(0.2)	1.8

F.N.B. CORPORATION AND SUBSIDIARIES	2Q21			1Q21			2Q20
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,436,958	$659	0.11%	$1,557,342	$423	0.11%	$300,164	$154	0.21%
Taxable investment securities (2)	5,071,781	21,295	1.68	4,916,772	21,917	1.78	5,083,104	27,340	2.15
Non-taxable investment securities (1)	1,094,787	9,386	3.43	1,127,197	9,721	3.45	1,115,976	10,010	3.59
Loans held for sale	196,455	1,865	3.80	164,374	1,493	3.64	106,368	1,055	3.97
Loans and leases (1) (3)	25,397,396	222,383	3.51	25,452,831	220,777	3.51	25,602,178	245,438	3.85
Total Interest Earning Assets (1)	34,197,377	255,588	3.00	33,218,516	254,331	3.09	32,207,790	283,997	3.54
Cash and due from banks	369,086			369,866			339,054
Allowance for credit losses	(368,243)			(369,792)			(347,227)
Premises and equipment	335,294			333,315			333,322
Other assets	3,992,672			4,074,810			4,286,739
Total Assets	$38,526,186			$37,626,715			$36,819,678
Liabilities
Deposits:
Interest-bearing demand	$13,798,324	4,900	0.14	$13,357,111	5,539	0.17	$11,889,774	14,172	0.48
Savings	3,391,989	175	0.02	3,280,324	172	0.02	2,844,104	564	0.08
Certificates and other time	3,258,747	7,090	0.88	3,516,533	9,534	1.10	4,396,779	19,731	1.80
Total interest-bearing deposits	20,449,060	12,165	0.24	20,153,968	15,245	0.31	19,130,657	34,467	0.72
Short-term borrowings	1,700,795	6,676	1.57	1,819,822	7,040	1.57	2,631,009	8,319	1.27
Long-term borrowings	954,402	6,134	2.58	1,093,036	6,264	2.32	1,630,902	10,099	2.49
Total Interest-Bearing Liabilities	23,104,257	24,975	0.43	23,066,826	28,549	0.50	23,392,568	52,885	0.91
Non-interest-bearing demand deposits	10,058,181			9,213,181			8,143,171
Total Deposits and Borrowings	33,162,438		0.30	32,280,007		0.36	31,535,739		0.67
Other liabilities	369,249			385,016			404,280
Total Liabilities	33,531,687			32,665,023			31,940,019
Stockholders' Equity	4,994,499			4,961,692			4,879,659
Total Liabilities and Stockholders' Equity	$38,526,186			$37,626,715			$36,819,678
Net Interest Earning Assets	$11,093,120			$10,151,690			$8,815,222
Net Interest Income (FTE) (1)		230,613			225,782			231,112
Tax Equivalent Adjustment		(2,742)			(2,859)			(3,151)
Net Interest Income		$227,871			$222,923			$227,961
Net Interest Spread			2.57%			2.59%			2.63%
Net Interest Margin (1)			2.70%			2.75%			2.88%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Unaudited)	2021			2020
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,999,580	$1,082	0.11%	$231,807	$1,380	1.20%
Taxable investment securities (2)	4,994,705	43,212	1.73	5,190,350	58,675	2.26
Non-taxable investment securities (1)	1,110,902	19,107	3.44	1,120,871	20,078	3.58
Loans held for sale	180,503	3,358	3.72	91,413	2,040	4.47
Loans and leases (1) (3)	25,424,960	443,160	3.51	24,555,651	511,265	4.18
Total Interest Earning Assets (1)	33,710,650	509,919	3.04	31,190,092	593,438	3.82
Cash and due from banks	369,474			357,080
Allowance for credit losses	(369,013)			(327,361)
Premises and equipment	334,310			334,458
Other assets	4,033,514			4,183,187
Total Assets	$38,078,935			$35,737,456
Liabilities
Deposits:
Interest-bearing demand	$13,578,936	10,439	0.16	$11,462,755	39,316	0.69
Savings	3,336,465	347	0.02	2,731,250	2,391	0.18
Certificates and other time	3,386,928	16,624	0.99	4,533,167	42,226	1.87
Total interest-bearing deposits	20,302,329	27,410	0.27	18,727,172	83,933	0.90
Short-term borrowings	1,759,979	13,716	1.57	2,968,033	22,080	1.49
Long-term borrowings	1,023,337	12,398	2.44	1,544,217	20,381	2.65
Total Interest-Bearing Liabilities	23,085,645	53,524	0.47	23,239,422	126,394	1.09
Non-interest-bearing demand deposits	9,638,015			7,220,074
Total Deposits and Borrowings	32,723,660		0.33	30,459,496		0.83
Other liabilities	377,089			400,897
Total Liabilities	33,100,749			30,860,393
Stockholders' Equity	4,978,186			4,877,063
Total Liabilities and Stockholders' Equity	$38,078,935			$35,737,456
Net Interest Earning Assets	$10,625,005			$7,950,670
Net Interest Income (FTE) (1)		456,395			467,044
Tax Equivalent Adjustment		(5,601)			(6,452)
Net Interest Income		$450,794			$460,592
Net Interest Spread			2.57%			2.73%
Net Interest Margin (1)			2.72%			3.01%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q21	1Q21	2Q20	2021	2020
Performance Ratios
Return on average equity	8.14%	7.62%	6.89%	7.88%	5.40%
Return on average tangible equity (1)	15.52	14.66	13.58	15.09	10.75
Return on average tangible common equity (1)	15.85	14.95	13.84	15.41	10.89
Return on average assets	1.06	1.00	0.91	1.03	0.74
Return on average tangible assets (1)	1.15	1.10	1.01	1.12	0.82
Net interest margin (FTE) (2)	2.70	2.75	2.88	2.72	3.01
Yield on earning assets (FTE) (2)	3.00	3.09	3.54	3.04	3.82
Cost of interest-bearing deposits	0.24	0.31	0.72	0.27	0.90
Cost of interest-bearing liabilities	0.43	0.50	0.91	0.47	1.09
Cost of funds	0.30	0.36	0.67	0.33	0.83
Efficiency ratio (1)	56.83	58.67	53.74	57.75	56.36
Effective tax rate	19.71	18.89	15.95	19.32	17.02
Pre-provision net revenue (reported) / average tangible common equity (1)	19.49	19.30	21.30	19.40	19.41
Pre-provision net revenue (operating) / average tangible common equity (1)	19.90	19.30	22.30	19.60	20.76
Capital Ratios
Equity / assets (period end)	13.12	12.93	12.98
Common equity / assets (period end)	12.84	12.65	12.70
Common equity tier 1 (3)	10.0	10.0	9.4
Leverage ratio	7.84	7.88	7.78
Tangible equity / tangible assets (period end) (1)	7.55	7.36	7.27
Tangible common equity / tangible assets (period end) (1)	7.26	7.06	6.97
Common Stock Data
Average diluted common shares outstanding	323,328,165	324,744,859	325,152,572	324,028,263	325,715,867
Period end common shares outstanding	319,465,156	318,696,426	323,205,925
Book value per common share	$15.43	$15.27	$14.82
Tangible book value per common share (1)	8.20	8.01	7.63
Dividend payout ratio (common)	39.09%	42.78%	48.14%	40.86%	61.76%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
June 30, 2021 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				2Q21	2Q21
	2Q21	1Q21	2Q20	1Q21	2Q20
Balances at period end
Loans and Leases:
Commercial real estate	$9,793	$9,799	$9,305	(0.1)	5.2
Commercial and industrial (1)	6,619	7,401	7,709	(10.6)	(14.1)
Commercial leases	477	471	497	1.3	(4.0)
Other	80	25	40	220.0	100.0
Commercial loans and leases	16,969	17,696	17,551	(4.1)	(3.3)
Direct installment	2,145	2,025	1,947	5.9	10.2
Residential mortgages	3,505	3,329	3,520	5.3	(0.4)
Indirect installment	1,223	1,201	1,767	1.8	(30.8)
Consumer LOC	1,269	1,281	1,377	(0.9)	(7.8)
Consumer loans	8,142	7,836	8,611	3.9	(5.4)
Total loans and leases	$25,111	$25,532	$26,162	(1.6)	(4.0)
Note: Loans held for sale were $177, $185 and $108 at 2Q21, 1Q21, and 2Q20, respectively.
(1) PPP loans were $1.6 billion, $2.5 billion and $2.5 billion at 2Q21, 1Q21 and 2Q20, respectively.
				% Variance
Average balances				2Q21	2Q21	For the Six Months Ended June 30,		%
Loans and Leases:	2Q21	1Q21	2Q20	1Q21	2Q20	2021	2020	Var.
Commercial real estate	$9,897	$9,733	$9,818	1.7	0.8	$9,896	$9,280	6.6
Commercial and industrial (1)	7,010	7,308	6,677	(4.1)	5.0	7,078	6,220	13.8
Commercial leases	476	476	490	(0.1)	(2.9)	476	463	2.9
Other	76	58	43	30.6	75.0	67	11	507.3
Commercial loans and leases	17,459	17,575	17,028	(0.7)	2.5	17,517	15,974	9.7
Direct installment	2,068	2,011	1,915	2.8	8.0	2,040	1,882	8.4
Residential mortgages	3,386	3,361	3,461	0.7	(2.2)	3,373	3,434	(1.8)
Indirect installment	1,214	1,206	1,802	0.7	(32.6)	1,210	1,849	(34.6)
Consumer LOC	1,270	1,300	1,396	(2.2)	(9.0)	1,285	1,417	(9.3)
Consumer loans	7,938	7,878	8,574	0.8	(7.4)	7,908	8,582	(7.9)
Total loans and leases	$25,397	$25,453	$25,602	(0.2)	(0.8)	$25,425	$24,556	3.5
(1) PPP average loans were $2.1 billion, $2.3 billion and $1.9 billion at 2Q21, 1Q21 and 2Q20, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				2Q21	2Q21
Asset Quality Data	2Q21	1Q21	2Q20	1Q21	2Q20
Non-Performing Assets
Non-performing loans	$128	$157	$170	(18.5)	(24.7)
Other real estate owned (OREO)	9	9	21	—	(57.1)
Non-performing assets	$137	$166	$191	(17.5)	(28.3)
Non-performing loans / total loans and leases	0.51%	0.62%	0.65%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.57	0.68	0.75
Delinquency
Loans 30-89 days past due	$54	$38	$64	42.1	(15.6)
Loans 90+ days past due	7	10	7	(30.0)	—
Non-accrual loans	128	157	170	(18.5)	(24.7)
Past due and non-accrual loans	$189	$205	$241	(7.8)	(21.6)
Past due and non-accrual loans / total loans and leases	0.75%	0.80%	0.92%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				2Q21	2Q21	For the Six Months Ended June 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	2Q21	1Q21	2Q20	1Q21	2Q20	2021	2020	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$362.0	$363.1	$343.3	(0.3)	5.5	$363.1	$195.9	85.4
Provision for credit losses	(1.7)	6.1	30.2	(128.1)	(105.7)	4.4	78.0	(94.4)
Net loan (charge-offs)/recoveries	(3.8)	(7.1)	(8.5)	(46.4)	(55.0)	(11.0)	(14.2)	(22.7)
Adjustment due to CECL adoption	—	—	—			—	105.3
Allowance for credit losses on loans and leases	$356.5	$362.0	$365.0	(1.5)	(2.3)	$356.5	$365.0	(2.3)
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$13.5	$13.7	$13.9	(1.1)	(2.8)	$13.7	$2.6	426.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.6	(0.2)	1.2	(481.6)	(51.2)	0.4	2.5	(82.7)
Adjustment due to CECL adoption	—	—	—			—	10.0
Allowance for unfunded loan commitments	$14.1	$13.5	$15.1	4.3	(6.6)	$14.1	$15.1	(6.6)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$370.6	$375.5	$380.1	(1.3)	(2.5)	$370.6	$380.1	(2.5)
Allowance for credit losses on loans and leases / total loans and leases	1.42%	1.42%	1.40%
Allowance for credit losses on loans and leases / total non-performing loans	278.2	229.8	214.5
Net loan charge-offs (annualized) / total average loans and leases	0.06	0.11	0.13			0.09%	0.12%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				2Q21	2Q21	For the Six Months Ended June 30,		%
	2Q21	1Q21	2Q20	1Q21	2Q20	2021	2020	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$99,377	$91,225	$81,600			$190,602	$127,007
COVID-19 expense	—	—	1,989			—	3,951
Tax benefit of COVID-19 expense	—	—	(418)			—	(830)
Branch consolidation costs	2,644	—	—			2,644	8,262
Tax benefit of branch consolidation costs	(555)	—	—			(555)	(1,735)
Operating net income available to common stockholders (non-GAAP)	$101,466	$91,225	$83,171	11.2	22.0	$192,691	$136,655	41.0

Operating earnings per diluted common share:
Earnings per diluted common share	$0.31	$0.28	$0.25			$0.59	$0.39
COVID-19 expense	—	—	0.01			—	0.01
Tax benefit of COVID-19 expense	—	—	—			—	—
Branch consolidation costs	0.01	—	—			0.01	0.03
Tax benefit of branch consolidation costs	—	—	—			—	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.31	$0.28	$0.26	10.7	19.2	$0.59	$0.42	40.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q21	1Q21	2Q20	2021	2020
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$406,663	$378,118	$336,278	$392,469	$263,494
Amortization of intangibles, net of tax (annualized)	9,581	9,773	10,623	9,677	10,615
Tangible net income (annualized) (non-GAAP)	$416,244	$387,891	$346,901	$402,146	$274,109

Average total stockholders' equity	$4,994,499	$4,961,692	$4,879,659	$4,978,186	$4,877,063
Less: Average intangible assets (1)	(2,311,953)	(2,315,012)	(2,324,696)	(2,313,474)	(2,326,299)
Average tangible stockholders' equity (non-GAAP)	$2,682,546	$2,646,680	$2,554,963	$2,664,712	$2,550,764

Return on average tangible equity (non-GAAP)	15.52%	14.66%	13.58%	15.09%	10.75%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$398,600	$369,970	$328,193	$384,364	$255,409
Amortization of intangibles, net of tax (annualized)	9,581	9,773	10,623	9,677	10,615
Tangible net income available to common stockholders (annualized) (non-GAAP)	$408,181	$379,743	$338,816	$394,041	$266,024

Average total stockholders' equity	$4,994,499	$4,961,692	$4,879,659	$4,978,186	$4,877,063
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,311,953)	(2,315,012)	(2,324,696)	(2,313,474)	(2,326,299)
Average tangible common equity (non-GAAP)	$2,575,664	$2,539,798	$2,448,081	$2,557,830	$2,443,882

Return on average tangible common equity (non-GAAP)	15.85%	14.95%	13.84%	15.41%	10.89%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$406,979
Amortization of intangibles, net of tax (annualized)	9,581
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$416,560

Average total stockholders' equity	$4,994,499
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,311,953)
Average tangible common equity (non-GAAP)	$2,575,664

Operating return on average tangible common equity (non-GAAP)	16.17%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q21	1Q21	2Q20	2021	2020
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$406,663	$378,118	$336,278	$392,469	$263,494
Amortization of intangibles, net of tax (annualized)	9,581	9,773	10,623	9,677	10,615
Tangible net income (annualized) (non-GAAP)	$416,244	$387,891	$346,901	$402,146	$274,109

Average total assets	$38,526,186	$37,626,715	$36,819,678	$38,078,935	$35,737,456
Less: Average intangible assets (1)	(2,311,953)	(2,315,012)	(2,324,696)	(2,313,474)	(2,326,299)
Average tangible assets (non-GAAP)	$36,214,233	$35,311,703	$34,494,982	$35,765,461	$33,411,157

Return on average tangible assets (non-GAAP)	1.15%	1.10%	1.01%	1.12%	0.82%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	2Q21	1Q21	2Q20
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,036,410	$4,973,676	$4,896,827
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,310,453)	(2,313,478)	(2,323,028)
Tangible common equity (non-GAAP)	$2,619,075	$2,553,316	$2,466,917

Common shares outstanding	319,465,156	318,696,426	323,205,925

Tangible book value per common share (non-GAAP)	$8.20	$8.01	$7.63
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,036,410	$4,973,676	$4,896,827
Less: Intangible assets (1)	(2,310,453)	(2,313,478)	(2,323,028)
Tangible equity (non-GAAP)	$2,725,957	$2,660,198	$2,573,799

Total assets	$38,405,693	$38,475,371	$37,720,827
Less: Intangible assets (1)	(2,310,453)	(2,313,478)	(2,323,028)
Tangible assets (non-GAAP)	$36,095,240	$36,161,893	$35,397,799

Tangible equity / tangible assets (period end) (non-GAAP)	7.55%	7.36%	7.27%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,036,410	$4,973,676	$4,896,827
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,310,453)	(2,313,478)	(2,323,028)
Tangible common equity (non-GAAP)	$2,619,075	$2,553,316	$2,466,917

Total assets	$38,405,693	$38,475,371	$37,720,827
Less: Intangible assets (1)	(2,310,453)	(2,313,478)	(2,323,028)
Tangible assets (non-GAAP)	$36,095,240	$36,161,893	$35,397,799

Tangible common equity / tangible assets (period end) (non-GAAP)	7.26%	7.06%	6.97%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	2Q21	1Q21	2Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$356,509	$362,037	$364,993
Loans and leases	$25,110,528	$25,532,163	$26,161,982
Less: PPP loans outstanding	(1,551,284)	(2,487,890)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,559,244	$23,044,273	$23,681,210
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.51%	1.57%	1.54%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$128,150	$157,519	$170,134
Loans and leases	$25,110,528	$25,532,163	$26,161,982
Less: PPP loans outstanding	(1,551,284)	(2,487,890)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,559,244	$23,044,273	$23,681,210
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.54%	0.68%	0.72%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$143,979	$175,900	$196,284
Loans and leases	$25,110,528	$25,532,163	$26,161,982
Plus: OREO	9,106	8,593	20,389
Less: PPP loans outstanding	(1,551,284)	(2,487,890)	(2,480,772)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$23,568,350	$23,052,866	$23,701,599
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.61%	0.76%	0.83%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$15,330	$28,936	$34,187
Average loans and leases	$25,397,396	$25,452,831	$25,602,178
Less: Average PPP loans outstanding	(2,125,609)	(2,286,538)	(1,905,031)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,271,787	$23,166,293	$23,697,147
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.07%	0.13%	0.15%

Past due and non-accrual loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$188,519	$205,426	$240,610
Loans and leases	$25,110,528	$25,532,163	$26,161,982
Less: PPP loans outstanding	(1,551,284)	(2,487,890)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,559,244	$23,044,273	$23,681,210
Past due and non-accrual loans / loans and leases, excluding PPP loans (non-GAAP)	0.80%	0.89%	1.02%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q21	1Q21	2Q20	2021	2020

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$227,871	$222,923	$227,961	$450,794	$460,592
Non-interest income	79,772	82,805	77,628	162,577	146,154
Less: Non-interest expense	(182,500)	(184,862)	(175,932)	(367,362)	(370,824)
Pre-provision net revenue (as reported)	$125,143	$120,866	$129,657	$246,009	$235,922
Pre-provision net revenue (as reported) (annualized)	$501,947	$490,179	$521,478	$496,095	$474,436
Adjustments:
Add: COVID - 19 expense (non-interest expense)	—	—	1,989	—	3,951
Add: Branch consolidation costs (non-interest expense)	2,644	—	—	2,644	8,262
Add: Tax credit-related impairment project (non-interest expense)	—	—	4,101	—	4,101
Pre-provision net revenue (operating) (non-GAAP)	$127,787	$120,866	$135,747	$248,653	$252,236
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$512,552	$490,179	$545,972	$501,427	$507,244
Average total shareholders’ equity	$4,994,499	$4,961,692	$4,879,659	$4,978,186	$4,877,063
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,311,953)	(2,315,012)	(2,324,696)	(2,313,474)	(2,326,299)
Average tangible common equity (non-GAAP)	$2,575,664	$2,539,798	$2,448,081	$2,557,830	$2,443,882
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	19.49%	19.30%	21.30%	19.40%	19.41%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	19.90%	19.30%	22.30%	19.60%	20.76%

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$182,500	$184,862	$175,932	$367,362	$370,824
Less: Amortization of intangibles	(3,024)	(3,050)	(3,343)	(6,074)	(6,682)
Less: OREO expense	(499)	(786)	(639)	(1,285)	(2,286)
Less: COVID-19 expense	—	—	(1,989)	—	(3,951)
Less: Branch consolidation costs	(2,644)	—	—	(2,644)	(8,262)
Less: Tax credit-related project impairment	—	—	(4,101)	—	(4,101)
Adjusted non-interest expense	$176,333	$181,026	$165,860	$357,359	$345,542

Net interest income	$227,871	$222,923	$227,961	$450,794	$460,592
Taxable equivalent adjustment	2,742	2,859	3,151	5,601	6,452
Non-interest income	79,772	82,805	77,628	162,577	146,154
Less: Net securities gains	(87)	(41)	(97)	(128)	(150)
Adjusted net interest income (FTE) + non-interest income	$310,298	$308,546	$308,643	$618,844	$613,048

Efficiency ratio (FTE) (non-GAAP)	56.83%	58.67%	53.74%	57.75%	56.36%
(1) Excludes loan servicing rights.